Exhibit 99.1

Rurban 4Q Webcast — April 22, 2005

Rurban Financial Corp. First Quarter Earnings Conference Call and Web Cast

At this time I would like to inform you that this conference is being recorded and that all participants are in a “listen only” mode.

We will open the conference up for Questions & Answers after the presentation.

I will now turn the conference over to Valda Colbart, Investor Relations

Please go ahead Valda!

Valda: Good Morning everyone, I would like to remind you that this conference call is being broadcast over the Internet live and will also be archived and available at our web site www.rurbanfinancial.net until May 13, 2005. Joining me on today’s call are: Ken Joyce, President and CEO, Jim Adams, Chief Financial Officer and Executive Vice President, Rob Constien, President and CEO of The State Bank and Trust Company and Hank Thiemann, President & CEO of RFCBC Inc. We will be available to answer your questions following our brief opening remarks.

But, before we get started, I’d like to make our usual Safe Harbor statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward-looking and therefore, involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other factors set forth in the company’s filings with the Securities and Exchange Commission.

Additional Information

Rurban will be filing a Registration Statement on SEC Form S-4 and Rurban and Exchange Bancshares, Inc. will file a joint proxy statement/prospectus and other relevant documents concerning the proposed merger transaction with the SEC. Investors and shareholders are urged to read the Registration Statement and the joint proxy statement/prospectus carefully when they become available.

I will now turn the call over to Ken Joyce, President and CEO,

KEN:

Thank you, Valda...

Welcome to Rurban Financial Corp’s first quarter 2005 Web Cast. Thank you for joining us this morning to discuss first quarter results.

This past quarter was an exciting one for Rurban. We resumed paying dividends in February as our financial condition improved and after we received permission to resume those payments from the regulators. A major milestone was reached in mid-February when we were released from the Written Agreement, indicating that we complied with the conditions of the Agreement. The release will free our organization to use our excess capital to build franchise value, and we can now turn our focus to growing our business.

Our earnings were down 2 cents from the fourth quarter of 2004, but up one cent from the comparable quarter of 2004. The real story is more complex than the modest changes reflected in our earnings per share. I will discuss this quarter’s events and Jim Adams, our CFO, will talk about these same issues focusing on the financial results. I will take some time at the end of the web cast to talk about our strategy in relation to the two acquisitions that we recently announced.

Our loan quality continues to improve and we expect that improvement to continue through this year on a fairly consistent basis. We decreased our classified assets by $3 million, taking that number down to $22 million. Our non-performing assets increased slightly this quarter; we took a number of marginal credits to non-accrual status where we can manage them more aggressively. In the short term, these actions will slightly increase our OREO, but we will clear these from our books before year-end. We expect our non-performing assets to reach the high side of normal by year-end, given the present rate of improvement.

At our last webcast, we discussed our initiatives to improve loan growth, including a new senior lender we hired to drive that growth. Our efforts are gaining traction. Loan growth turned modestly upward in the latter part of this last quarter compared with month-end loan balances for the linked quarter. Our net interest margin has shown substantial improvement at our banking subsidiary — up 4 bp from the prior quarter and 19 bp from last year. This was the combined result of a declining level of non-performing assets and the positioning of our balance sheet to take advantage of the rising rate environment. Although declining relative to the fourth quarter of 2004, our professional fees continue to be higher than normal as we wrap-up some long-standing problem credit relationships. We should see these fees abate by the third or fourth quarter and we foresee some additional recoveries this year. We are beginning to improve the bank’s efficiency ratio with a target in the high sixties by year-end.

We had strong improvement in our non-banking subsidiaries this past quarter. Reliance Financial Services, our trust company, had a 4.5% increase in net income. This was accomplished despite a drop in the equity and bond markets lowering Reliance’s revenue which is driven largely by market values. RDSI continued its growth with first quarter revenue up 9.8% over the comparable quarter in 2004. Income also showed strong growth but it was somewhat driven by termination fees for the loss of several clients due to mergers. Sales continued to be strong as RDSI signed six banks to data processing clients and three item processing contracts in the first quarter. I expect RDSI net income to be slightly down in the next quarter as a result of expenses we are incurring from moving into a new building that will consolidate its operations, which are now spread around three separate locations in Defiance.

We made two additional announcements since the last webcast. We entered into an agreement to acquire two branches in Lima, Ohio with approximately $60 million dollars in deposits. We expect this transaction to close by mid-June, and we believe the acquisition will be accretive in 2006.

We also announced entering into an agreement to acquire Exchange Bancshares, the holding company for The Exchange Bank. The Exchange Bank operates in the Toledo market with branches in Luckey, Walbridge, Sylvania, Holland, and Perrysburg. The bank has total assets of approximately $90 million.

I will discuss our strategy relative to these two acquisitions following Jim Adams’ discussion about our first quarter results.

Jim, our Chief Financial Officer, will now provide some detail behind the numbers...Jim?

JIM:

Thank you, Ken, and good morning.

Ken has already recapped the events driving the forward momentum of the company during the first quarter, so I’ll focus my comments on quarterly earnings.

First, let’s start with a comparison of the first quarter of ’05 with the same period a year ago. Then we’ll delve into a comparison of the first quarter of 2005 with the fourth quarter of 2004.

As you are already aware, for the first quarter of this year, net income totaled $638,000, an increase of 4.3% over last year...and on a per diluted share basis, an increase of 7.6%.

Driving the increase in earnings from the first quarter of last year was the continued improvement in credit quality which was combined with strong quarterly earnings from our data processing subsidiary, RDSI.

Let me provide some additional detail........

Since the end of first quarter of 2004, classified assets have declined by approximately $23.6 million, and non-performing assets (non-performing loans plus 90-days past due plus OREO) have declined by $2.3 million.

As a result of the credit quality improvement, the corporation did not deem it necessary to provide any additional amounts to its loan loss reserve during the current quarter, whereas during the first quarter of 2004, we had provided an additional $150,000.

Data service fees from our data processing subsidiary, RDSI, advanced nicely from the first quarter of last year and were aided by termination fees for a few banks that were acquired and left our processing family. The temporary reduction in future data services revenues created by these terminations will have a minimal impact on earnings for the 2nd and 3rd quarters, and will be more than offset by revenue increases related to the signing of 7 new data processing and item processing customers during the 1st quarter of this year.

During the current quarter, we continued to see a slight improvement in our net interest income from a widening net interest margin, despite a $14.2 million decline in average earning assets since the 1st quarter of 2004. And as Ken had indicated, we are encouraged by the loan growth we’ve seen developing since the latter part of this quarter.

Non-interest income was bolstered by the strong earnings performance of RDSI as previously discussed.

We are also pleased with the bottom-line earnings of Reliance Financial Services, our trust subsidiary. Although their top line performance declined by 4.6% due to falling equity and bond markets plus the one-time new business fees reported in the 1st quarter of 2004 of $46,700, their bottom line contribution to overall corporate earnings increased by 4.6%.

Customer service fees (principally fees earned on transaction accounts) declined by $77,100, or 15.0%, as a function of lower transaction account balances being serviced.

Non-interest expenses for the quarter totaled $6.5 million and reflected an increase of 3.7% from the same period a year ago. Driving this increase were higher equipment and occupancy costs associated with upgrading technology investments and expanding processing centers at RDSI. In addition, professional fees advanced almost 11% or $50,100 from the 1st quarter of 2004. These costs were partially driven by continued resolution of credit quality issues plus certain legal costs associated with the previously discussed merger and acquisition activity.

The other discretionary expense category that reflected a sizable increase was employee expenses. The bulk of expenses in this category relate to employee training throughout the organization which we believe was instrumental in ultimately getting the written agreement lifted. This category is also impacted by the extensive training and development work associated with the implementation of SOX 404 throughout the Corporation.

1st quarter ’05 vs. 4th quarter ‘04

Now let’s compare the 1st quarter of ’05 with the 4th quarter of ’04.

First quarter earnings declined 10.7% or $76,000 from the fourth quarter of 2004, principally due to a reduction of $529,000 in the loan loss provision recorded during the 4th quarter of last year. This was partially offset by an increase in fee income and a reduction in non-interest expenses.

The decline experienced in net interest income from the 4th quarter was principally a result of a decrease in average earning assets between quarters.
Non-interest income increased by 5.2% or $218,000 from the 4th quarter of 2004, principally driven by continued improvements in revenues from our data processing subsidiary, RDSI, up $161,000 or 6%, and Reliance Financial Services trust fees, up $65,000 or 9%.

The “other income” category also reflected a sizable increase from 4th quarter 2004 levels and was the result of a recovery of $40,000 in legal fees paid in prior years.

Non-interest expense declined modestly from 4th quarter levels, reflecting lower salary and benefit costs which primarily related to non-executive incentive compensation accrued during the fourth quarter of ’04. Additionally, professional fees were down by almost $76,000 from the 4th quarter.

At this time, I’ll turn the meeting back to Ken.

KEN

Thank you Jim,

We have made a number of announcements over the last few weeks and I will take a few minutes to elaborate on the strategy behind the announced actions. As part of our strategic planning process, we have identified five, possibly six, communities where we want to have a banking presence in Northwest Ohio

Lima is one of these markets because it has a significant population base within our market area with an industrial base that plays to the strengths of our commercial banking strategy. We also feel that it is not well represented by community banks, and we have an opportunity to take market share. In a related press release, we announced that we had hired David Anderson who was a senior lender with a competitor bank. We have known David for several years and he is well know and well respected in the Lima market. He has been named Regional President, and I believe that he will be a rainmaker in the Lima market, and we will supply the support to make him successful in this market. We plan to make this region into an independent bank within the next twelve to eighteen months, as we discussed at our annual meeting yesterday. Currently, there are no locally-headquartered community banks in the Lima market. We have met with the staff of the two branches that we are acquiring, and they are talented and eager to join our team. We are excited about this opportunity and the potential it will bring to Rurban.

Just as exciting is the recent agreement to acquire The Exchange Bank which will remain a separate bank within the Rurban family with its own charter. We anticipate that we will obtain regulatory approval and close the deal sometime late in the third quarter of this year. This bank operates in the Toledo market which is another of our strategic target markets for banking entry. We have identified the new president for this bank and we are searching for a talented senior lender that will serve as a rainmaker for this market. We are very familiar with this market, and we believe that it offers the ability for profitable growth and increased franchise value. We want to be a community bank in this market, not simply branches of an out-of-area bank. We have very specific plans to grow this market which we will discuss in the upcoming months.

We will now open the lines for questions from our investment community. Valda, if you will please start that process...

Valda:

Thank you, Ken. It’s now time for the question and answer session.

• If you are using a speakerphone, please pick up the handset before pressing any numbers.

• IF you have a question, we would like you to press star one on your pushbutton telephone.

• That’s star one if you have a question and if for some reason someone asks the question you would like to and you need to withdraw that, just press star two. So again if you have a question, please press star one on your pushbutton telephone and we will take the questions in the order they are received. We’ll stand by for just a few moments

Q& A to follow. If pauses in questions Valda will say:

      While we’re waiting to see if we have any more questions, we would like to remind everyone, we’d be happy to e-mail you directly regarding Rurban Financial Corp’s corporate events, earnings releases, key presentation. If you’d like to take advantage of this, please visit our Web site at www.rurbanfinancial.net and click on “investor relations” and then email alert service to sign up.

When questions run out OPERATOR Audra says this:

If there are no further questions, I will now turn the conference back to [Ken Joyce].

Ken Closes:

Thank you again for your time to listen in to the progress of your company, the future remains bright for Rurban and I continue to be a buyer of the stock.

I encourage anyone to contact me, Jim Adams, or Valda if you have any further questions or if we can help you in any way...thank you again and good bye.

OPERATOR Audra: all parties may now disconnect.